EXHIBIT 23

INDEPENDANT AUDITOR'S REPORT

We consent to the incorporation, by reference in the Annual Report on Form 10-KSB, of the financial statements of Warehouse Auto Centers, Inc. for each of the two fiscal years ended January 31, 1996 and 1995.

Ciaccia & Catarisano, LLP
Certified Public Accountants



Rochester, New York
January 20, 1997